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Metropolitan Life Insurance Company
1095 Avenue of the Americas
19th Floor                                               [MetLife LOGO]
New York, NY 10036
212 578-6810

NANCY H. BADEER
Assistant General Counsel
Law Department
Tel 212 578-6810    Fax 212 251-1566

October 16, 2014

Board of Directors
MetLife Insurance Company of Connecticut
1300 Hall Boulevard
Bloomfield, CT 06002

Re: Opinion of Counsel - MetLife of CT Separate Account Eleven for Variable Annuities Registration Statement for Pre-Effective Amendment No. 1 on Form N-4 under the Securities Act of 1933 and Amendment No.169 under the Investment Company Act of 1940 (File Nos. 333-197658 and 811-21262) MetLife Accumulation Annuity

Ladies and Gentlemen:

I am an Assistant General Counsel to the MetLife Group and provide legal counsel to MetLife Insurance Company of Connecticut ("Company"). You have requested my Opinion of Counsel in connection with the filing with the Securities and Exchange Commission of the above referenced Amendment for the Variable Annuity Contracts (the "Contracts") to be issued by the Company and its separate account MetLife of CT Separate Account Eleven for Variable Annuities ("Separate Account").

I have made such examination of the law and have examined such records and documents as in my judgment are necessary or appropriate to enable us to render the opinions expressed below.

I am of the following opinions:

1. The Company is duly organized and existing under the laws of the State of Connecticut and has been duly authorized to do business and to issue variable annuity contracts by the Insurance Commissioner of the Connecticut Department of Insurance.

2. The Separate Account is a duly authorized and validly existing separate account established pursuant to Section 38a-433 of the Connecticut General Statutes.

3. The Contracts covered by the above Registration Statement, and all post-effective amendments relating thereto, will be approved and authorized by the Insurance

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Board of Directors
MetLife Insurance Company of Connecticut
October 16, 2014                                                          Page 2

     Commissioner of the Connecticut Department of Insurance and when issued will be valid, legal and binding obligations of the Company and the Separate Account.

4. Assets of the Separate Account are not chargeable with liabilities arising out of any other business the Company may conduct.

You may use this opinion letter, or a copy thereof, as an exhibit to the Registration Statement.

Respectfully  submitted,

/s/ Nancy H. Badeer
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Nancy H. Badeer
Assistant General Counsel